Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 1, 2024, except for Segments in Note 2 and Segment Reporting in Note 22, as to which the date is March 27, 2025 with respect to the financial statements of SpringBig Holdings, Inc. for the year ended December 31, 2023 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Fort Lauderdale, Florida

August 29, 2025